Exhibit 99.1

For Immediate Release

ALLERGAN ANNOUNCES NEW BOARD MEMBER;
ROBERT A. INGRAM APPOINTED

(IRVINE, Calif., January 25, 2005) – Allergan, Inc. (NYSE:AGN) today announced the appointment of Robert A. Ingram to the Company’s Board of Directors.

Since January 2003, Mr. Ingram has been the Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals. Prior to that, he was Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc (January 2001 to January 2003); Chief Executive Officer of Glaxo Wellcome plc (October 1997 to December 2000); and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary (January 1999 to December 2000). In addition to his longstanding career at Glaxo, Mr. Ingram serves on the boards of Edwards Lifesciences Corporation, Lowe’s Companies, Inc., and Wachovia Corporation. He also serves as Chairman, OSI Pharmaceuticals, Inc.

“Allergan is very fortunate and excited that Mr. Ingram has chosen to join our board. Mr. Ingram’s extensive and intimate knowledge of the pharmaceutical industry makes him an ideal addition to Allergan’s Board of Directors,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “Mr. Ingram’s unparalleled experience associated with running one of the world’s largest pharmaceutical companies will greatly benefit Allergan’s strategic focus and direction.”

Mr. Ingram received his bachelor of science degree in business administration from Eastern Illinois University. He is involved in numerous civic and professional organizations and currently serves as Chairman of the Board of Trustees of the American Cancer Society Foundation. In January 2004, Mr. Ingram was awarded the Martin Luther King, Jr. Legacy Award for International Service.

Forward-Looking Statements

Statements regarding future plans, forecasts, and events are “forward-looking statements.” These statements are based on current expectations and intentions only. If underlying assumptions prove inaccurate, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law. Information concerning risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2003 Form 10-K and Allergan’s Form 10-Q for the quarter ended September 24, 2004. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

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Allergan, Inc. Contacts:
Jim Hindman: (714) 246-4636 (Investors)
Joann Bradley: (714) 246-4766 (Investors)
Ashwin Agarwal: (714) 246-4582 (Investors)
Stephanie Fagan: (714) 246-5232 (Media)
Caroline Van Hove: (714) 246-5134 (Media)